 Exhibit 99.1

Bionik Laboratories Appoints Dr. Audrey D. Thévenon and Charles Matine to its Board of Directors

Gains substantial scientific, marketing and branding expertise

TORONTO and BOSTON (September 13, 2018) – Bionik Laboratories Corp. (OTCQB: BNKL) (“Bionik” or the "Company"), a pioneering healthcare company combining artificial intelligence and innovative robotics technology to help individuals from hospital to home to regain mobility, announced today the appointments of Audrey D. Thévenon, Ph.D. and Charles Matine to its Board of Directors. These appointments coincide with the resignation of directors Michal Prywata, effective September 7, 2018, and Marc Mathieu, effective August 1, 2018, and fill the two vacancies on the Board. Prywata will continue to contribute to the Board as an observer. With these changes Bionik has seven directors including four independent directors.

Dr. Thévenon is a Program Officer on the Board of Life Sciences at The National Academies of Sciences, Engineering and Medicine, where she also serves as the Managing Editor of the journal Institute for Laboratory Animal Research. Since joining the Academies, Dr. Thévenon has supported collaborative regional and international activities aimed at promoting transdisciplinary research. Prior to the Academies, Dr. Thévenon completed a Postdoctoral Fellowship at the University of Hawaii in placental pharmacology, followed by another fellowship at Uniformed Services University of the Health Sciences in Bethesda, Md. working on two PEPFAR-funded HIV-Malaria projects in collaboration with Nigeria and Kenya.

Dr. Thévenon has a Ph.D. and an MS, both in Biology, from Georgetown University, as well as an MS in Cell Biology & Physiology and a BS in Life Sciences and Environment from the University of Rennes 1 in France. Bionik believes that Dr. Thévenon’s experience in medicine and scientific innovation will enable Bionik to further its connection with the most advanced bioscience research around the world.

“I’m honored to be appointed to the Board of Directors of Bionik during this exciting period of growth for the Company,” said Dr. Thévenon. “Bionik’s InMotion systems have provided cutting-edge technologies to patients around the globe, enabling them to regain mobility and improve their quality of life. I look forward to bringing my expertise to the Board to help further the Company’s mission to bring innovative treatment options to a wider patient population across the world.”

Matine is founder and CEO of B&Associates, a marketing and digital transformation company, and also is a strategic advisor to C4 Ventures and an Advisory Board Member for Enlaps. He previously spent eight years with Apple France where he led the Education and Research business unit, and Apple Europe, where he was responsible for promoting Apple products and defining marketing, PR and branding strategies within central Europe, the Middle East and Africa. Prior to Apple, Matine worked extensively in marketing and advertising, promoting technology products and brands throughout Europe.

Matine studied at Sciences Po (the Paris Institute for Political Studies, Section Public Service) and holds the IFA-Sciences Po non-executive director certificate. His experience with product marketing and go-to-market strategies is expected to be impactful as Bionik prepares to expand its product line to consumer markets and broaden its sales distribution to additional geographies.

“I’m excited to join Bionik’s Board of Directors and to support the talented team in place to further the Company as a leader in clinical rehabilitation and consumer healthcare,” said Matine. “Innovations in technology are poised to disrupt the healthcare sector as medical practitioners and consumers alike seek enhanced methods of treatment and care. Through its innovative technology solutions, including its suite of InMotion products, Bionik is well positioned to lead the technology revolution within healthcare.”

“We thank Michal and Marc for their contributions to the Company as Directors,” said Andre Auberton-Herve, Chairman of Bionik’s Board of Directors. “We look forward to the contributions of Audrey and Charles and expect their expertise will further strengthen Bionik as we enter a key period of growth. In addition, we are pleased that Michal Prywata’s unique contribution to the Board will continue as an observer.”

“We are excited to welcome two Directors as accomplished as Audrey and Charles. Each brings a track record of expertise that we expect will have an immediate and positive impact on our Company,” said Dr. Eric Dusseux, Chief Executive Officer and Director of Bionik. “We look forward to adding their cutting-edge scientific, healthcare, marketing and product strategy expertise as we continue developing new products and preparing to enter new markets.”

Matine was also appointed to the Audit Committee, chaired by Joseph Martin, while Dr. Thévenon was appointed to the Compensation Committee, chaired by Gerry Malone.

About Bionik Laboratories

Bionik Laboratories (OTCQB: BNKL) is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek” or “project” or the negative of these words or other variations on these words or comparable terminology. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand its business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:

Matt Bretzius

FischTank Marketing and PR

matt@fischtankpr.com

Investor contact:

Kim Golodetz

LHA Investor Relations

212-838-3777

Kgolodetz@lhai.com

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